EXHIBIT 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements (Numbers 333-25979, 333-69410 and 333-122575) on Form S-8 and the Registration Statement(Number 333-130629) on Form S-3 of Orbit International Corp. and
Subsidiaries of our report dated March 31, 2010 relating to our audit of the consolidated financial statements as of December 31, 2009 and for the year then ended, which appears in this Annual Report on Form 10-K of Orbit International Corp. and Subsidiaries for the year ended December 31, 2009.





/S/ AMPER, POLITZINER & MATTIA, LLP

New  York, New  York
March  31,  2010